EXHIBIT 10.79

WARBURG, PINCUS EQUITY PARTNERS, L.P.

466 Lexington Avenue

New York, NY 10017

October 29, 2004

InterMune, Inc.

3280 Bayshore Boulevard

Brisbane, CA  94005

Attention: Chief Executive Officer

Re:  Amended and Restated Standstill Agreement

Gentlemen:

In connection with the acquisition of Common Stock, par value $0.001 per share (the “Common Stock”), of InterMune, Inc., a Delaware corporation (the “Company”), by Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (“WPEP”), Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership (“WPEP I”), Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership (“WPEP II”), Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership (“WPEP III” and, together with WPEP, WPEP I and WPEP II, the “Purchasers”), Warburg Pincus & Co., a New York general partnership and the sole general partner of each of the Purchasers (“WP”), and Warburg Pincus LLC, a New York limited liability company and the sole manager of each of the Purchasers (“WP LLC” and, collectively, WP LLC, WP and the Purchasers are referred to herein as, the “Purchaser Group”), the Company and the Purchaser Group entered into a Standstill Agreement, dated April 28, 2004 (the “Original Standstill Agreement”).  In connection with the Purchaser Group’s desire to purchase additional shares of Common Stock and the Company’s desire to influence any disposition of Common Stock held by the Purchaser Group, the Company and the Purchaser Group hereby amend and restate the Original Standstill Agreement in its entirety and agree as follows:

1.             Standstill.  For a period of three years from the date hereof (the “Standstill Period”), no member of the Purchaser Group or any of their respective Affiliates (as defined below) shall, without the prior written consent of a majority of the independent members of the Board of Directors of the Company (the “Board”) who are not affiliated with the Purchaser Group:

(a)           in any manner acquire, agree or seek to acquire, or make any proposal or offer (other than to a member of the Board or senior management of the Company by means that would not cause public dissemination thereof) to acquire, whether directly or indirectly,

(i)            any material assets of the Company or

(ii)           any Common Stock, voting equity securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (including derivatives), other than acquisitions that would not, in the aggregate, result in the Purchaser Group together with their respective Affiliates Beneficially Owning (as defined herein) more than 25.0% of the Company’s issued and outstanding Common Stock, as of the date of such acquisition;

(b)           propose to any person (other than to a member of the Board or senior management of the Company by means that would not cause public dissemination thereof) or effect, seek to effect or enter into, whether alone or in concert with others, any merger, consolidation, acquisition, scheme, business combination or other extraordinary transaction in which the Company or any of its subsidiaries is a constituent corporation or party (a “Business Combination”);

(c)           solicit proxies or shareholder consents or participate in any such solicitation for any purpose relating to the election or removal of directors of the Company or a Business Combination;

(d)           form, join, encourage, influence, advise or participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the voting, ownership or control of any Common Stock (other than the group consisting of the current members of the Purchaser Group);

(e)           seek to have the Company waive, amend or modify its Certificate of Incorporation, Bylaws or the Rights Agreement, dated as of July 17, 2001, between the Company and Mellon Investor Services LLC (the “Rights Agreement”);

(f)            assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in connection with any of the foregoing; or

(g)           make, or take any action (including a request to waive or amend any provision of this agreement) that would cause the Company to make, a public announcement regarding any intention of the Purchaser Group or any of their respective Affiliates to take an action which would be prohibited by any of the foregoing.

For purposes of this letter agreement,  (i) “Affiliates” shall mean (1) any person, corporation, partnership, trust, limited liability company or other entity, whether existing now or in the future, that, directly or indirectly, controls, is controlled by or is under common control with, the Purchaser Group; provided, however, that no corporation, partnership, trust, limited liability company or other entity in which a Controlled Fund (as defined below) has made or in the future makes an investment shall be considered an Affiliate for purposes of this letter agreement and/or (2) any fund, whether existing now or in the future, of which WP is a general partner or WP LLC is a manager (a “Controlled Fund”) and (ii) “Beneficially Owns” (including the terms “Beneficial Ownership”, “Beneficially Owned” or “Beneficially Owning”) shall mean beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act.

2.             No Effect on Directors.  Notwithstanding any of the foregoing, the provisions set forth in Section 1 shall in no way limit the ability of any individual who is serving as a director of the Company to take any actions (or to refrain from taking any actions) in their capacity as directors of the Company.

3.             Waiver of Section 203.  The Company represents and warrants to the Purchaser Group that the Board has taken all action necessary to render inapplicable the provisions of Section 203 of the General Corporation Law of the State of Delaware (“Section 203”) solely as it relates to the acquisition by the Purchaser Group of Beneficial Ownership of up to 25.0% of the Company’s issued and outstanding Common Stock (the “Waiver”); provided, however, such Waiver shall no longer be applicable if, subsequent to becoming an “interested stockholder” (as defined in Section 203), the Purchaser Group no longer has Beneficial Ownership of 15% or more of Common Stock as a result of any sale or disposition of Beneficial Ownership of Common Stock by the Purchaser Group.

4.             Voting Agreement.  In the event the Purchaser Group and their Affiliates Beneficially Own more than 19.9% of the Common Stock, any shares of Common Stock Beneficially Owned by the Purchaser Group and their Affiliates in excess of 19.9% of the Common Stock shall be voted as directed by the Board, whether at an annual or special meeting of stockholders of the Company, by written consent or otherwise.  If requested by the Board, the Purchaser Group shall execute and deliver to the Company an irrevocable proxy to the foregoing effect.

5.             Amendments to Rights Agreement.  The Company represents and warrants to the Purchaser Group that the Rights Agreement has been duly amended to exclude the Purchaser Group from the definition of the term “Acquiring Person” as such term may relate to the acquisition by the Purchaser Group (including by “affiliates” and “associates”, as such terms are defined in Rule 12b-2 under the Exchange Act, of the Purchaser Group) of Beneficial Ownership of up to 25.0% of the Company’s issued and outstanding Common Stock.  During the Standstill Period, the Company shall not amend or modify the definition of “Acquiring Person” in the Rights Agreement, if, as a result of such amendment or modification, the Purchaser Group would be deemed to be an “Acquiring Person” thereunder.  During the Standstill Period, the Company shall not adopt a new rights agreement or an agreement having substantially the same effect of the Rights Agreement if the Purchaser Group would be considered an “Acquiring Person” (or would have the same or substantially similar effect of an “Acquiring Person” under the Rights Agreement).

6.             Limitation on Sales; Right of First Offer.

(a)           Without the prior written consent of a majority of the independent members of the Board who are not affiliated with the Purchaser Group:

(i)            the Purchaser Group shall not sell or cause any shares of Common Stock Beneficially Owned by them to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Act”);

(ii)           except for sales pursuant to Section 6(b) or distributions in accordance with Section 6(d), all shares of Common Stock Beneficially Owned by the Purchaser Group shall be sold only through a registered, underwritten public offerings in accordance with the terms of the Registration Rights Agreement, dated as of the date hereof, among the Purchasers, WP and the Company (as the same may be amended from time to time, the “Registration Rights Agreement”); provided, however, that, to the extent that the Purchaser Group does not make a request for registration or the Company does not effect, or take any action to effect, any registration under the Registration Rights Agreement because the anticipated aggregate public offering price (before deduction of Selling Expenses (as defined in the Registration Rights Agreement)) of all Registrable Securities (as defined in the Registration Rights Agreement) does not equal or exceed $25,000,000 as set forth in Section 2(a)(i)(2)(C) of the Registration Rights Agreement, the restrictions in this Section 6(a) shall be suspended;

(b)           No sales of Common Stock Beneficially Owned by the Purchaser Group shall be made pursuant to a private sale or other exemption from the registration requirements of the Act without the prior written consent of the Company if, (i) the purchaser of such shares is a biotechnology or pharmaceutical firm, (ii) such purchaser, or group of affiliated purchasers, would, after giving effect to such sale, Beneficially Own more than 5.0% of the Common Stock, or (iii) the purchaser of such shares has announced an unsolicited tender offer for the Common Stock without the prior consent of the Company’s Board of Directors.

(c)           Prior to any private sale of the Company’s Common Stock by a member of the Purchaser Group (“Transferor”) pursuant to Section 6(b) above, such Transferor will notify the Company of its intent to sell such shares (the “Offered Shares”).  The Company may, within 36 hours after the receipt of such notice, offer to purchase the Offered Shares (the “Offer”).  The Offer will be in writing and shall specify the price and other terms and conditions of the Offer.  Until the expiration of such 36 hour period, the Transferor will not accept, make or solicit any other offers to sell such shares.

(d)           The provisions of Section 6(a), (b) and (c) shall have no force or effect if, at the time of such sale, the Purchaser Group and their Affiliates Beneficially Own 5.0% or less of the Common Stock.

(e)           Notwithstanding any provision of this Section 6 to the contrary, the

Purchaser Group shall be permitted to distribute shares of Common Stock Beneficially Owned by them to their respective general and limited partners without restriction.  To the extent the Purchaser Group decides to distribute shares of Common Stock to such partners, the Purchaser Group agrees to use commercially reasonable best efforts to distribute such shares in a manner designed not to adversely affect the market price of the Company’s Common Stock.

7.             Representations.  Each party represents to the other that: (a) this letter agreement has been duly authorized by all necessary corporate or partnership action, as the case may be; and (b) this letter agreement is a valid and binding agreement of such party, enforceable against it in accordance with its terms.  The Company represents that this letter agreement was approved by the vote a majority of the independent members of the Board who are not affiliated with the Purchaser Group as set forth in Section 6 of the Original Standstill Agreement.

8.             Specific Enforcement; Legal Effect.  The parties hereto agree that any breach of this letter agreement would result in irreparable injury to other party and that money damages would not be an adequate remedy for such breach.  Accordingly, without prejudice to the rights and remedies otherwise available under applicable law, either party shall be entitled to specific performance and equitable relief by way of injunction or otherwise if the other party breaches or threatens to breach any of the provisions of this letter agreement.  It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  This letter agreement contains the entire agreement between the parties hereto concerning the matters addressed herein; the Original Standstill Agreement is hereby amended and restated in its entirety and is of no further force and effect.  No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party; provided, however, that no waiver or amendment shall be effective as against the Company unless such waiver or amendment is approved in writing by the vote a majority of the independent members of the Board who are not affiliated with the Purchaser Group.  This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of law that would cause the application of the laws of any jurisdiction other than the State of New York.

9.             Counterparts.  This letter agreement may be executed in counterpart (including by facsimile), each of which shall be deemed an original.

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If you are in agreement with the terms set forth above, please sign this letter agreement in the space provided below and return an executed copy to the undersigned.

Very truly yours,

WARBURG, PINCUS EQUITY PARTNERS, L.P.		WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.

By: Warburg Pincus & Co., its General Partner		By: Warburg Pincus & Co., its General Partner

By:	/s/ Jonathan Leff	By:	/s/ Jonathan Leff
Name: Jonathan Leff		Name: Jonathan Leff
Title: Partner		Title: Partner

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.		WARBURG PINCUS & CO.

By: Warburg Pincus & Co., its General Partner		By:	/s/ Jonathan Leff
Name: Jonathan Leff
Title: Partner
By:	/s/ Jonathan Leff
Name: Jonathan Leff		WARBURG PINCUS LLC
Title: Partner
		By:	/s/ Jonathan Leff
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.		Name: Jonathan Leff Title: Managing Partner

By: Warburg Pincus & Co., its General Partner

By:	/s/ Jonathan Leff
Name: Jonathan Leff
Title: Partner

Confirmed and Agreed:

INTERMUNE, INC.

By:	/s/ Daniel Welch
Name: Daniel G. Welch
Title: President and Chief Executive Officer